Franklin Credit Holding Corporation 8-K
Exhibit 10.1

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PLAN SUPPORT AGREEMENT

This Plan Statement Support Agreement, dated as of May 18, 2012 (this “Agreement”), is entered into by and among The Huntington National Bank, Huntington Finance LLC (collectively, the “Holders”) and Franklin Credit Holding Corporation (“FCHC,” and together with the Holders, the “Parties”).  All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Prepackaged Plan of Reorganization of Franklin Credit Holding Corporation (as amended, supplemented or modified the “Plan”).

RECITALS

WHEREAS:

A. The Holders collectively hold and own the claims against FCHC arising in connection with the Licensing Debt;

B. FCHC has determined, and the Holders concur, that it is in the best interests of FCHC’s creditors that the Plan be confirmed expeditiously to minimize expense and increase the likelihood of a successful reorganization of FCHC;

C. The Parties have negotiated and agreed upon the principal terms of a consensual proposed restructuring of FCHC through a prepackaged plan of reorganization in substantially the form of the Plan annexed hereto as Exhibit A;

D. Pursuant to the terms of this Agreement, the Holders have agreed to support and, vote to accept (subject to the terms and conditions of this Agreement and the receipt of definitive documentation reasonably acceptable to the Holders), to the extent legally permissible, confirmation of the Plan pursuant to section 1129 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1530 (as amended, the “Bankruptcy Code”); and

E. In expressing such support and commitment, the Parties do not desire and do not intend in any way to derogate from or diminish the solicitation requirements of applicable securities and bankruptcy law, or the fiduciary duties of FCHC or any other Party having such duties.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Incorporation of Recitals.  The recitals and prefatory phrases and paragraphs set forth above are hereby incorporated in full, and made a part of, this Agreement.

2. FCHC’s Support.  FCHC believes that prompt consummation of the Plan will best facilitate FCHC’s financial restructuring and is in the best interests of FCHC’s creditors, shareholders, and other parties in interest.  Accordingly, FCHC hereby expresses its intention to seek approval of the Plan.  Without limiting the foregoing, for so long as this

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Agreement remains in effect, and subject to the Holders fulfilling their obligations as contemplated herein, FCHC agrees:

a. to use its best efforts to file its voluntary petition to commence a chapter 11 case (“Chapter 11 Case”) in the United States Bankruptcy Court for the District of New Jersey  (the “Bankruptcy Court”) on or before June 5, 2012;

b. to take such actions as may be necessary or appropriate to obtain confirmation of the Plan;

c. not to pursue, propose or support, or encourage the pursuit, proposal or support of, any plan of reorganization for FCHC that is inconsistent with the Plan; and

d. to otherwise use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Plan at the earliest practicable date but not later than August 7, 2012;

in all events expressly subject to the exercise (after consultation with outside legal counsel and with prior notice to counsel to the Holders) by FCHC of its fiduciary duties, as reasonably determined by FCHC’s board of directors.

3. Agreement to Support the Plan.  For so long as this Agreement remains in effect, and subject to the Parties hereto fulfilling their respective obligations as provided herein, each of the Holders agrees to

a. support confirmation and consummation of the Plan;

b. timely vote in favor of the Plan any and all claims (as defined by section 101(5) of the Bankruptcy Code) owned by such Holders or for which it is a nominee, agent, investment manager, or advisor for beneficial holders thereof;

c. not pursue, propose, support, or encourage the pursuit, proposal or support of, any chapter 11 plan or other restructuring or reorganization for, or the liquidation of, FCHC (directly or indirectly) that is inconsistent with the Plan;

d. not, nor encourage any other person or entity to, delay, impede, appeal or take any other negative action, directly or indirectly, to interfere with, the acceptance or implementation of the Plan;

e. not commence any proceeding or prosecute, join in, or otherwise support any objection to, oppose, or object to the Plan; and

f. not take any other action, including but not limited to initiating any legal proceedings or enforcing rights under any contract, agreement, or understanding against FCHC prior to June 6, 2012.

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4. Acknowledgment.

a. This Agreement is not and shall not be deemed to be a solicitation for consent to the Plan in contravention of section 1125(b) of the Bankruptcy Code.  Notwithstanding anything to the contrary contained herein, any obligation of the Holders that is set forth in Section 3 herein is expressly conditioned on the receipt of definitive documentation reasonably acceptable to the Parties.

b. Each Party acknowledges that no securities of FCHC are being offered or sold hereby and that this Agreement neither constitutes an offer to sell nor a solicitation to buy any securities of FCHC.

5. Limitations on Transfer of Holders’ Claims.  Each Holder shall not (i) sell, transfer, assign, pledge, grant a participation interest in or otherwise dispose of, directly or indirectly, its right, title or interest in respect of any of Holder’s claims against FCHC, in whole or in part, or any interest therein, or (ii) grant any proxies, deposit any of the Holder’s claims against FCHC into a voting trust, or enter into a voting agreement with respect to any of such claims (collectively, the “Transfer”), unless, as a condition precedent to such Transfer, the transferees becomes a signatory to this Agreement.  No Holder may create an affiliate or subsidiary for the sole purpose of acquiring any of the Holder’s claims against FCHC without first causing such subsidiary or affiliate to become a party hereto.  Any Transfer made in violation of this Section 5 shall be deemed null and void and of no force or effect.

6. Further Acquisition of Claims against FCHC.  This Agreement shall in no way be construed to preclude any Holder from acquiring additional claims against FCHC.  Any such additional claims so acquired shall be automatically subject to the terms of this Agreement and such acquiring Holder shall promptly inform counsel to FCHC of the acquisition of such additional claims.

7. Condition to Each Party’s Obligations.  Each Party’s obligations under this Agreement are subject to the prior execution of this Agreement by the following entities:

a. FCHC; and

b. each Holder.

In no event shall this Agreement be effective with respect to any Party until the conditions set forth in this Section 7 are satisfied.

8. Termination Events.  This Agreement may terminate upon the occurrence of any of the following events (each, a “Termination Event”):

a. any of the Parties shall have breached any of its material obligations under this Agreement and such breach would excuse the non-breaching Party’s further performance hereunder;

b. solicitation of votes to accept the Plan shall not have been commenced by May 21, 2012;

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c. acceptance of the Plan by the Holders shall not have been received by June 4, 2012;

d. the Chapter 11 Case of FCHC shall have not been commenced by June 5, 2012 or shall have been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code, or an interim or permanent trustee shall have been appointed in the Chapter 11 Case, or a responsible officer or examiner with powers beyond the duty to investigate and report (as set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in the Chapter 11 Case;

e. any court (including the Bankruptcy Court) shall have declared, in an order that shall not have been stayed, modified, or vacated on appeal (a “Final Order”) this Agreement to be unenforceable;

f. entry of a Final Order by the Bankruptcy Court denying confirmation of the Plan;

g. if the combined hearing on confirmation of the Plan and approval of the related disclosure statement shall not have occurred by July 31, 2012;

h. if the effective date of the Plan shall not have occurred by August 7, 2012;

i. any material adverse change shall occur in the business, assets, financial condition, operations, liabilities (whether contractual, environmental or otherwise), or properties of FCHC and its subsidiaries, taken as a whole, since the end of the most recently ended fiscal month or in the facts and information as represented to date, other than the Chapter 11 Case; or

j. the board of directors of FCHC have determined in good faith, after consultation with outside legal counsel, that the taking of any action under this Agreement would be inconsistent with its fiduciary duties.

9. Termination of this Agreement.

a. Upon the occurrence of any of the Termination Events described in paragraphs 8(b) through (g) herein, this Agreement shall terminate automatically and without further notice or action by any Party.

b. Upon the occurrence of the Termination Event described in paragraph 8(i) herein, this Agreement shall terminate upon receipt of written notice by FCHC to the counsel for the Holders.

c. Upon the occurrence of any of the Termination Events described in paragraphs 8(a) and 8(h) herein, if FCHC is the breaching Party, this Agreement shall terminate upon FCHC’S receipt of written notice from the Holders, and a failure by FCHC to remedy such breach within three (3) business days; provided, however, that the right to terminate hereunder shall not preclude any non-breaching Party from seeking specific performance or any other remedy available under applicable law for breach of this Agreement.

d. Upon the occurrence of the Termination Event described in paragraph 8(a), if a Holder is the breaching Party, this Agreement shall terminate upon the breaching Holder’s receipt of written notice from FCHC, and a failure by such breaching Holder to remedy such breach within three (3) business days; provided, however, that the right to terminate hereunder shall not preclude any non-breaching Party from seeking specific performance or any other remedy available under applicable law for breach of this Agreement.

e. Specific Performance; Damages.  This Agreement is intended as a binding commitment enforceable in accordance with its terms.  Each Party acknowledges and agrees that the exact nature and extent of damages resulting from a breach of this Agreement are uncertain at the time of entering into this Agreement and that breach of this Agreement would result in damages that would be difficult to determine with certainty.  It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the Parties shall each be entitled to specific performance and injunctive relief as remedies for any such breach, and further agree to waive, and to use their best efforts to cause each of their representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.  Such remedies shall not be deemed to be the exclusive remedies for the breach of this Agreement by any Party or its representatives.

10. Effect of Termination.  Upon termination of this Agreement, all obligations hereunder shall terminate and shall be of no further force and effect; provided, however, that any claim for breach of this Agreement shall survive termination and all rights and remedies with respect to such claims shall not be prejudiced in any way; provided, further, that the breach of this Agreement by one or more Parties shall not create any rights or remedies against any non-breaching Party unless such non-breaching Party has participated in or aided and abetted the breach by a breaching Party or Parties.

11. Representations and Warranties.   Each Party represents and warrants to each other Party, severally but not jointly, that the following statements are true, correct and complete as of the date hereof or as of the date of the execution of this Agreement:

a. Corporate Power and Authority.  It is duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is organized, and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and to perform its respective obligations under, this Agreement.

b. Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part.

c. Binding Obligation.  This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof.

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d. No Conflicts.  The execution, delivery and performance by it (when such performance is due) of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

12. Amount of Claims.  Each Holder represents and warrants that, as of the date of this Agreement, it is the beneficial owner of, or the nominee, investment manager, or advisor for beneficial holders of, the claims arising in connection with the Licensing Debt.

13. Amendment or Waiver.  Except as otherwise specifically provided herein, this Agreement may not be modified, waived, amended or supplemented unless such modification, waiver, amendment or supplement is in writing and has been signed by each Party.  No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver (unless such waiver expressly provides otherwise).

14. Notices.  Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by personal delivery, or upon receipt of fax delivery, as follows:

a. if to FCHC, to Lisa S. Bonsall, Esq. and Scott Bernstein, Esq., McCarter & English, LLP, 100 Mulberry Street, Four Gateway Center, Newark, NJ 07102, fax: (973) 624-7070; and

b. if to the Holders, to Jack R. Pigman, Esq., Porter Wright Morris & Arthur LLP, 41 South High Street, Suites 2800 – 3200, Columbus, OH 43215-6194, fax:  (614) 227-2100.

15. Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.  By its execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the federal or state courts located in the State of New Jersey, County of Essex.  By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding, and waives any objection it may have to venue or the convenience of the forum.

16. Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

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17. Interpretation.  This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

18. Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, transferees, executors, administrators and representatives.

19. No Third-Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

20. No Waiver of Participation and Reservation of Rights.  Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims and causes of action, if any, against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in the Chapter 11 Case.  If the transactions contemplated by this Agreement or in the Plan are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

21. No Admissions.  This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.  Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.  No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any person or entity, or FCHC, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Party any obligations in respect of this Agreement except as expressly set forth herein.

22. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  Delivery of an executed signature page of this Agreement by facsimile shall be effective as delivery of a manually executed signature page of this Agreement.

23. Representation by Counsel.  Each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated herein.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

24. Entire Agreement.  This Agreement and the Annexes hereto constitute the entire agreement between the Parties and supersede all prior and contemporaneous agreements, representations, warranties and understandings of the Parties, whether oral, written or implied, as to the subject matter hereof.

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25. Several Not Joint.  The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint.  Any breach of this Agreement by any Party shall not result in liability for any other non-breaching Party.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Franklin Credit Holding Corporation

By:	/s/ Paul D. Colasono
Name:	Paul D. Colasono
Title:	CFO, EVP

The Huntington National Bank

By:	/s/ Mark Taylor Bahlmann
Name:	Mark Taylor Bahlmann
Title:	Authorized Signer

Huntington Finance LLC

By:	/s/ Richard Cheap
Name:	Richard Cheap
Title:	General Counsel